Exhibit 5(b)

[Thelen LLP Letterhead]

September 19, 2008

Jersey Central Power & Light Company
c/o FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308-1890

          Re: Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as special counsel to Jersey Central Power & Light Company (the “Company”) in connection with the Registration Statement on Form S-3, as may be amended from time to time (the “Registration Statement”), filed on September 19, 2008 by the Company and several other registrants named therein with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Registration Statement relates to, among other things, the offering and sale from time to time, as set forth in the Registration Statement, the form of prospectus relating to the Company contained therein (the “Prospectus”) and one or more supplements to the Prospectus (each, a “Prospectus Supplement”), by the Company of an unspecified number or amount and aggregate initial offering price of one or more series of senior unsecured debt securities (the “Debt Securities”) of the Company. The Debt Securities may be issued, sold and delivered from time to time under the Registration Statement, the Prospectus and one or more Prospectus Supplements pursuant to Rule 415 under the Act. This opinion is being furnished in accordance with the requirements of Item 601(b) (5) of Regulation S-K under the Act. The Debt Securities will be issued under the indenture, dated as of July 1, 1999 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee.

     We have examined the Registration Statement and such corporate records of the Company and such other instruments, documents, certificates and agreements, including the Indenture, and made such further investigation as we have deemed necessary as a basis for this opinion.

     For the purposes of this opinion, we have assumed that (1) the proposed transactions are carried out on the basis set forth in the Registration Statement and the relevant Prospectus Supplement and in conformity with the requisite authorizations, approvals, consents or exemptions under the securities laws of the various States and other jurisdictions of the United States, (2) prior to the issuance and delivery of the Debt Securities, all necessary

Jersey Central Power & Light Company
September 19, 2008

corporate action required on the part of the Company shall have been duly taken by the Board of Directors of the Company (or any committee of one or more members of the Board which that Board has duly designated), or otherwise and all necessary documents relating thereto shall have been executed and delivered, (3) the Registration Statement will have become effective upon filing under the 1933 Act and will remain effective through any offer and sale of the Debt Securities and (4) the New Jersey Board of Public Utilities shall have issued an order authorizing the issuance of the Debt Securities by the Company.

     Based upon the foregoing, we are of the opinion that, subject to the foregoing assumptions and qualifications, the Debt Securities will be duly authorized for issuance.

     Certain members of this firm are admitted to the Bar of the State of New Jersey. We express no opinion herein as to the laws of any jurisdiction other than the laws of the State of New Jersey. Our opinions are limited to the specific issues addressed and are limited in all respects to laws and facts existing on the date of this letter.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and as a part thereof. We also consent to the reference to our firm under “Legal Matters” in the Prospectus or any Prospectus Supplement which is a part of the Registration Statement.

Very truly yours,

/s/ Thelen LLP

THELEN LLP